                                                                    Exhibit 99.1

                           DISNEY HOURLY SAVINGS AND
                                INVESTMENT PLAN

                        REPORT ON FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         INDEX TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2000


                                                                 Page
                                                                 ----
Report of Independent Accountants                                F-2

Financial Statements:

  Statement of Net Assets Available for Benefits as of
    December 31, 2000                                            F-3

  Statement of Changes in Net Assets Available for Benefits
    For the seven months ended December 31, 2000                 F-4

  Notes to Financial Statements                                  F-5


Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Participants and Plan Administrator of the Disney Hourly Savings and Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the "Plan") at December 31, 2000, and the changes in net assets available for benefits for the seven months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



June 15, 2001

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)



                                                            December 31,
                                                                2000
                                                            ------------
Assets
  Investments in master trust:
    At fair value:
      The Walt Disney Company Common Stock Fund*,**           $  332
      Shares of registered investment companies:
        Fidelity Magellan Fund*                                  208
        PIMCO Total Return Fund                                   28
        Fidelity Growth & Income Portfolio Fund*                  74
        Sequoia Fund                                              24
        Fidelity Diversified International Fund                   59
        Putnam New Opportunities Fund*                           172
        Fidelity Asset Manager Fund*                              66
        Fidelity US Equity Index Pool                             49
        Fidelity Retirement Money Market Portfolio Fund           59
        MAS Small Cap Value Portfolio-Adviser Class               34
                                                              ------
       Total investments                                       1,105
                                                              ------
  Receivables:
    Participants' contributions                                  176
    Employer's contribution                                       42
                                                              ------
      Total receivables                                          218
                                                              ------
  Net assets available for benefits                           $1,323
                                                              ======


* Investment balance represents 5% or more of the Plan's net assets available for benefits.

** Nonparticipant-directed



   The accompanying notes are an integral part of these financial statements.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)

                                                            For the Seven Months
                                                             Ended December 31,
                                                                     2000
                                                            --------------------
Additions to net assets attributed to:

  Investment income(loss):
    Dividends                                                       $   45
    Net depreciation in fair value of
      investments                                                     (206)
                                                                    ------
                                                                      (161)
                                                                    ------
  Contributions:
    Participant                                                      1,212
    Employer                                                           274
                                                                    ------
                                                                     1,486
                                                                    ------
  Total additions                                                    1,325
                                                                    ------
Deductions from net assets attributed to:

  Benefits paid to participant                                           2
                                                                    ------
Net increase                                                         1,323

Net assets available for benefits:
  Beginning of period                                                    0
                                                                    ------

  End of period                                                     $1,323
                                                                    ======


The accompanying notes are an integral part of these financial statements.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS



                        (Tabular dollars in thousands)



1.  Description of the Plan
---------------------------

General
The Walt Disney Company (the "Company") implemented the Disney Hourly Savings and Investment Plan (the "Plan") on June 1, 2000. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description.

Administration of the Plan
The Board of Directors of the Company has appointed the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee" or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration.

Administrative expenses of the Plan, such as benefit plan consultation fees (exclusive of brokerage commissions on the purchase or sale of Company stock) may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to all domestic hourly employees of the Company and its subsidiaries who are covered by a collective bargaining agreement that provides for participation in the Plan and who are regularly scheduled to work 750 hours or more during a year. To be eligible, employees must be age 18 or older and have completed one year of employment during which they must also work at least 750 hours.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the one-year eligibility requirement. However, such funds are not available for hardship distributions or loans until after the employee has met the one-year eligibility requirement and has become a participant of the Plan.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


1.  Description of the Plan (continued)
---------------------------------------

Contributions
Participants are permitted to authorize income deferrals in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant's total tax-deferred contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

Income earned on voluntary contributions is not taxable for Federal income tax purposes until withdrawal.

The Company currently contributes a matching amount equal to 50 percent of the first 4 percent of compensation a participant contributes to the Plan. The Company may make matching contributions either in cash, which is invested exclusively in the Company's common stock, or directly in shares of the Company's common stock and, at its discretion, the Company may change the level of matching contributions or cease making matching contributions.

Vesting
Participants are fully vested immediately in their own contributions and are fully vested in their Company matching contributions after they have completed three years of service with the Company.

Forfeitures
Nonvested employer contributions are forfeited upon termination and revert to the Company. These amounts are used to reduce future employer contributions.

Investments
Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances (excluding Company matching contributions) among the various investment funds. Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the participant's severance date to elect whether or not to rollover the funds into an IRA or another qualified plan. If no election is made, the funds will be distributed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at any time following termination, before age 65. All amounts must be distributed when the participant reaches age 65.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


1.  Description of the Plan (continued)
---------------------------------------

Benefits, Distributions and Withdrawals (continued)
Under Section 401(k) of the Code, in service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Voluntary post-tax contributions and any earnings thereon are not available for loans. Participants may borrow up to 50 percent of their account balance not to exceed $50,000 in any consecutive twelve month period. A participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is currently prime plus 1 percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account at the time of liquidation.

2.  Summary of Significant Accounting Policies
----------------------------------------------

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Contribution Policy
Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


2.  Summary of Significant Accounting Policies (continued)
----------------------------------------------------------

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains or losses and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

Recent Accounting Pronouncements
Effective January 1, 2001, the Plan is required to adopt SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. All derivatives are required to be recognized in the statement of net assets available for benefits as either assets or liabilities and measured at fair value. The new standard will not have a material impact on the Plan's financial statements.

3.  Investments
---------------

During the seven months ended December 31, 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

     The Walt Disney Company Common Stock Fund       $   (83)
     Shares of registered investment companies          (123)
                                                     -------
                                                     $  (206)
                                                     =======

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


4.  Nonparticipant-Directed Investments
---------------------------------------

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investment (The Walt Disney Company Common Stock Fund) is as follows:


                                             Seven Months Ended
                                               December 31, 2000
                                              ------------------
Changes in Net Assets:
     Contributions                                  $    409
     Dividends                                             2
     Net depreciation                                    (83)
     Net transfers from participant-directed
       Investments                                         4
                                                    --------
                                                    $    332
                                                    ========


5.  Income Taxes
----------------

The Company intends to file for an Internal Revenue Service determination letter stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code.
Since the Plan was designed to be qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

6.  Related Party Transactions
------------------------------

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the trustee for the seven months ended December 31, 2000 were immaterial.

7.  Investment in Disney 401(k) Master Trust
--------------------------------------------

The Plan's investments are held in the Disney 401(k) Master Trust, which includes the assets of the Employee Profit Sharing Plan of ABC, Inc., the Disney Salaried Savings & Investment Plan, the Go.com Savings and Investment Plan, and the ABC, Inc. Savings and Investment Plan, which are defined contribution plans sponsored by the Company. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the elections of participants within each plan. At December 31, 2000, the Plan's interest in the net assets of the Master Trust was approximately 0.05%. Investment income of the Master Trust for the seven months ended December 31, 2000 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

                   DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



7.  Investment in Disney 401(k) Master Trust (continued)
--------------------------------------------------------

Investments held by the Master Trust are as follows:

                                                           December 31, 2000
                                                           -----------------
Investments, at fair value:
  The Walt Disney Company Common Stock Fund                     $  817,279
  The Go.com Stock Fund                                                791
  Shares of registered investment companies                      1,210,143
  Participant loans                                                 30,915
                                                                ----------
Total                                                           $2,059,128
                                                                ==========

The investment income(loss) of the Master Trust is as follows:

                                                          For the seven months
                                                         Ended December 31, 2000
                                                         -----------------------
Investment Income(Loss):
  Interest and dividends                                        $  97,442
  Net depreciation                                               (460,335)
                                                                ---------
Total                                                           $(362,893)
                                                                =========


The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

                                                          For the seven months
                                                         Ended December 31, 2000
                                                         -----------------------
Net (Depreciation)/Appreciation:
  The Walt Disney Company Common Stock Fund                     $(361,829)
  The Go.com Stock Fund                                            (1,160)
  Shares of registered investment companies                       (97,346)
                                                                ---------
Total                                                           $(460,335)
                                                                =========